Exhibit 23.1

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 67067, Israel Tel: 972 (3)6232525 Fax: 972 (3)5622555 www.ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-193927, 333-191117, 333-191183,  333-130048 and  333-152020) and related prospectus and in the Registration Statements on Form S-8 (Nos. 333-160414, 333-148318, 333-136957, 333-110696, 333-100971, 333-11650 and 333-179253) of B.O.S Better Online Solutions Ltd. (“BOS”) of our report dated April 14, 2014, with respect to the consolidated financial statements of BOS, included in this Annual Report on Form 20-F for the year ended December 31, 2013.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv Israel	KOST, FORER GABBAY & KASIERER
April 14, 2014	A Member of Ernst & Young Global